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June 22, 1989



Dr. Daniel W. McGlaughlin
56 Sutherland Drive
Atherton, CA 94025

Dear Dan:

As contemplated in my letter to you of May 25, 1989, I would like to use this letter to finalize our employment agreement. Since this letter refers to a Change in Control Agreement, I am enclosing a copy of such an agreement, for your convenience. The terms of your employment are set forth below.

   1.  Duties.  While this Agreement is in effect, you agree to devote your full
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professional and business-related time, skills and best efforts to the business of Equifax ("the Company") in a senior executive capacity initially assuming responsibility for the newly established Information Technology Sector as President and including serving as a Senior Vice President of the Company. In addition, you agree to serve in a like manner, such other executive duties which may be assigned to you from time to time by the Board of Directors or the Executive Committee of the Company.

       2. Term of Employment.
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          2.1.  Your employment under this Agreement shall commence on August 1,
          1989 and shall continue until December 31, 1992, or until you or the Company gives written notice that employment hereunder shall cease.

          2.2 If the Company unilaterally terminates your employment prior to December 31, 1992, other than for Cause or Disability, (as defined in the Change in Control Agreement), the Company shall nevertheless pay you twenty-four months salary following such termination date, at the applicable Annual Base Salary and Annual Incentive Compensation, as defined in Section 3 below, which you would have received, had you during that period, been employed hereunder.

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          2.3  You and the Company shall, for the time period of July 1, 1991 to
          July 31, 1991, have the opportunity to evaluate the suitability of your employment with the Company. Should you give written notice to the President of the Company during this period that your employment shall cease at this time, the Company will pay you one-fourth of your Annual Base Salary, plus incentive pay of ten percent of this amount as full severance.

   3.  Compensation.  For all the services rendered by you under this Agreement,
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the Company shall pay you an Annual Base salary of not less than One Hundred
Seventy-Five Thousand Dollars ($175,000) per annum (or fraction thereof for portions of a year). The Annual Base salary shall be paid in a manner consistent with the payroll policies of the Company. For the calendar year 1989, the Company shall pay you, before March 31, 1990, incentive pay, through the Executive Incentive Plan, of no less than one-half of your base salary for the period August 1, 1989 through December 31, 1989. For each of the calendar years, 1990 and 1991, the Company shall pay you, no later than March 31 of the following year, Annual Incentive Compensation, through the Executive Incentive Plan, of no less than one-half of the your Annual Base Salary for such applicable year. For the calendar year 1992, the Company shall pay you such Annual Incentive Compensation as the Management Compensation Committee of the Board of Directors of the Company in its discretion shall approve, pursuant to the Company's Executive Incentive Plan.

   4.  Stock Options and Performance Share Units.  The Company and you recognize
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that the Management Compensation Committee of the Board of Directors of the
Company is charged with granting stock options and Performance Share Units under the Company's plans. However, upon the commencement of your employment hereunder, the President of the Company, shall recommend that you become entitled to receive the options and share units respecting the authorized and unissued shares of the Company's $2.50 par value common capital stock (the "Shares") as follows:

     4.1 Options to purchase 15,000 Shares, utilizing the Company's 1986 Stock Option Plan maximizing Incentive Stock Options, as appropriate, to the extent the Management Compensation Committee of the Board of Directors of the Company, in good faith, determines such utilization to be in the best interest of the Company and legally permissible, and otherwise as non-qualified stock options; plus

     4.2 10,000 share units, under the Company's 1988 Performance Share Plan, using as the measurement period, calendar years 1990, 1991, and 1992.

   5.  Group and Executive Plans.  You shall be entitled to all general employee
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and executive benefits granted to all employees and to senior executives of the
Company, including, without limitation,participation in the Company's Thrift Plan, qualified and non-qualified retirement plans, Major Medical Insurance Plan, and Group Term Insurance Plan, but only pursuant to the terms of such plans, as from time to time in effect and to the extent therein permitted. As soon as practical after your employment with the Company, you will

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be presented with a Change in Control Agreement, to be executed by you and the
Company which is substantially similar to agreements signed by other senior executives. When executed, the Change in Control Agreement shall become an integral part of this Agreement. Additionally, should your employment with the Company continue to your age 65, you will be eligible to retire at no less benefit than a 25-year employee under the qualified retirement plan, or as provided via the Supplementary Executive Retirement Plan, whichever is the greater benefit.

   6.  Vacation.  From August 1, 1989, through December 31, 1989, you shall be
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entitled to three weeks vacation time.  During each calendar year of your employment hereunder after December 31, 1989, you shall be entitled to four weeks of vacation time.

   7.  Consulting Services.  You shall be entitled to financial counseling
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services, substantially similar to other senior executives, including tax preparation services, for the term of your employment.

   8.  Expenses.  For the three month period following your employment, or until
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your Atlanta residence is occupied, whichever is the shorter period, the Company shall reimburse you for both your and your spouse's expenses reasonably incurred by your relocation including spouse's airline expense for up to three roundtrips from California to Atlanta for the purpose of seeking a suitable Atlanta residence. The Company's Merrill Lynch housing relocation program will be available to you.

9.   Club Membership.  The Company will pay the annual dues, including
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initiation fees, for one social club of your choice, in the Atlanta, Georgia area.

10.  Outside Activities.  Notwithstanding Section 1 above, you may engage in
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personal investment activities and civic endeavors during times as shall not cause interference in any material respect with the performance of your duties under this Agreement.


11.  Miscellaneous.  No supplement, modification, waiver or amendment to this
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Agreement shall be binding unless signed by you and an authorized officer of the
Company. No agreements or representations, oral or otherwise, expressed or implied, with respect to your employment have been made by either party which are not set forth herein. This Agreement shall be construed and enforced in accord with the laws of the State of Georgia.

12.  Counterparts.  This Agreement is executed in two counterparts, each of
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which shall take effect as an original and both of which shall evidence one and the same Agreement.

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If this letter correctly sets forth our agreement on your employment, kindly sign and return to me one copy of this letter which will then constitute the agreement between the Company and you.

                         Sincerely,

                         Equifax Inc.


                         /s/ C. B. Rogers, Jr.
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                         C. B. Rogers, Jr., President
                         (the "Company")



Agreed to this 2nd day of July, 1989.



                         /s/ Daniel W. McGlaughlin
                         -------------------------
                         Daniel W. McGlaughlin

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